Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

22-14

Investors - Kip Rupp, CFA	Media – Liz James
Quanta Services, Inc.	FGS Global
(713) 341-7260	(281) 881-5170

SCOTT ROWE JOINS QUANTA SERVICES BOARD OF DIRECTORS

Adds Extensive Executive-Level Leadership, Operations Expertise & Financial Experience

in the Energy & Industrial Industries

HOUSTON – July 18, 2022 – Quanta Services, Inc. (NYSE:PWR) announced today the appointment of Scott Rowe to the company’s Board of Directors. He brings extensive executive-level leadership, operations expertise and financial experience to Quanta’s board.

David McClanahan, Quanta Services’ independent Chairman of the Board, commented, “We are pleased to welcome Scott to the Quanta Services Board of Directors. He is an accomplished public company executive and director, with extensive energy and industrial experience. We look forward to working with Scott and are excited about the perspective he will provide to Quanta’s board and to the company.”

Since April 2017, Mr. Rowe has served as President, Chief Executive Officer and a director of Flowserve Corporation, a publicly traded developer and manufacturer of precision-engineered flow control systems that support global infrastructure industries, including energy, chemical, power generation and water management, and certain general industrial markets. From 2016 to 2017, Mr. Rowe served as President of Cameron Group of Schlumberger Ltd., an operating company of Schlumberger Limited, a publicly traded company that provides solutions and technologies to energy customers. Additionally, prior to Schlumberger’s acquisition of Cameron International Corporation in 2016, he served in various roles of increasing responsibility with Cameron International, including as President and Chief Executive Officer from 2015 to 2016, as President and Chief Operating Officer from 2014 to 2015, as a director from 2014 to 2016 and as a division president from 2008 to 2014. Mr. Rowe also previously served as a captain in the United States Army and holds a Bachelor of Science degree in Engineering Management and a Master of Business Administration degree.

About Quanta Services

Quanta Services is a leading specialized contracting services company, delivering comprehensive infrastructure solutions for the utility, communications, pipeline and energy industries. Quanta’s comprehensive services include designing, installing, repairing and maintaining energy and communications infrastructure. With operations throughout the United States, Canada, Australia and select other international markets, Quanta has the manpower, resources and expertise to safely complete projects that are local, regional, national or international in scope. For more information, visit www.quantaservices.com.